ARTICLES OF INCORPORATION
                     AS AMENDED AND RESTATED

                                OF

                      PACIFIC WEBWORKS, INC.


I.    NAME:     The name of the corporation is:

                      PACIFIC WEBWORKS, INC.

II.   PRINCIPAL OFFICE:      The location of the principal office of this
corporation within the State of Nevada is located at C/O Progressive Management, 2995 El Camino Road, Las Vegas, Nevada 89147.

III.  PURPOSE:     The purpose for which this corporation is formed is to
engage in any lawful activity.

VI.   AUTHORIZATION OF CAPITAL STOCK:    The amount of the total authorized
capital stock of the Corporation is 50,000,000 shares of common stock, par value $.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and not stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

V.   INCORPORATORS:     The name and address of the incorporator signing these
Articles of Incorporation are as follows:

     James R. Glavas        2920 South
                            Salt Lake City, Utah 84115

         (Initial number of shareholders will be less than three)

VI.  DIRECTORS:     The governing board of this corporation shall be known as
directors, and the number of directors may from time to time by increased or decreased in such manner as shall be specified by the By-Laws of the corporation; provided, however, the number of directors shall not be reduced to less than one (1)

     The name and address of the Director comprising the first Board of Directors is as follows:


     James R. Glavas        2920 South
                            Salt Lake City, Utah 84115

     (Initial number of shareholders will be less than three)

     The name and residence address within the State of Nevada of this Corporation's initial resident agent shall be: Kay Carter, 1372 Idaho Street, Elko, Nevada 89801

VII.  STOCK NON-ASSESSABLE:   The capital stock or holder thereof, after the
amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

VIII.  TERM OF EXISTENCE:     This corporation shall have perpetual existence.

XI.   CUMULATIVE VOTING:     No cumulative voting shall be permitted

X. PREEMPTIVE RIGHTS: Stockholders shall not be entitled to preemptive rights.

DATED this 6th day of January, 1999.

                              ASPHALT ASSOCIATES, INC., a Nevada corporation



                              By __________________________________________
                                 James R. Glavas, President



                              By __________________________________________
                                 Martin L. Smart, Secretary/Treasurer